Exhibit 99.1

EQT Reports 2010 Full-Year Earnings; Fourth Quarter 2010 Production Sales Growth Exceeds 40%

PITTSBURGH--(BUSINESS WIRE)--January 27, 2011--EQT Corporation (NYSE: EQT) today announced 2010 earnings of $227.7 million, 45% higher than the $156.9 million earned in 2009; and reported earnings per diluted share of $1.57 for 2010, up from the $1.19 reported in 2009. Operating cash flow was $649.1 million in 2010.

Highlights for 2010 include:

  Record annual sales of produced natural gas of 134.6 Bcfe; 34.5% higher than in 2009;
  Proved reserves increased by 28% to 5.2 Tcfe, as detailed in a separate press release issued today;
  Unit lease operating expense, excluding production taxes (LOE), decreased 20% in 2010, to $0.24 per Mcfe. Including production taxes, LOE was $0.48 per Mcfe, an industry leading result; and
  Record EQT Midstream throughput and operating income.

In 2010, EQT’s operating income was $470.5 million, representing a 32% increase from 2009. The company realized higher revenues from increased production, gathering and processing volumes and natural gas liquids (NGL) prices, which were partially offset by lower realized natural gas prices and lower storage and marketing margins. Net operating expenses increased $57.4 million to $651.0 million, as higher depreciation, depletion and amortization expense (DD&A) and operating and maintenance expense (O&M) were partially offset by a decrease in selling, general and administrative expense (SG&A) and exploration expense. SG&A decreased as a result of long-term incentive compensation expense that was $22.5 million in 2010; $39.3 million lower than in 2009.

Highlights for fourth quarter 2010 include:

  Record quarterly sales of produced natural gas of 38.7 Bcfe; 40.2% higher than the fourth quarter 2009, and 13.9% higher sequentially;
  Fourth consecutive quarter of more than 30% production sales growth;
  A well in Greene County, Pennsylvania, with an average 30-day production rate of 23 MMcfd, using experimental frac geometry. This well had 3,925 feet of pay and cost $5.5 million; and
  A well in Clearfield County, Pennsylvania, which had an 8 MMcfd 24-hour open flow test.

Fourth quarter 2010 earnings were $73.1 million, 32% higher than the fourth quarter 2009. Earnings per diluted share were $0.49 for the fourth quarter 2010, up from the $0.42 reported last year. Operating cash flow was $194.3 million in the quarter.

In the fourth quarter of 2010, EQT’s operating income was $134.7 million, representing a 19% increase from the same quarter in 2009. Higher revenues attributed to increased production, gathering and processing volumes and higher NGL prices were partially offset by lower realized natural gas prices and storage, marketing and other net revenues. In total, net operating revenues rose 10% to $308.8 million in the quarter. Net operating expenses were $174.1 million, $5.5 million higher than fourth quarter last year, consistent with the growth of EQT Production and EQT Midstream.

Results by Business

EQT Production

Driven by horizontal drilling in the Marcellus and Huron shale plays, EQT Production achieved sales of produced natural gas of 134.6 Bcfe for 2010; representing a 34.5% increase over 2009. Approximately 48% of EQT’s 2010 sales of produced natural gas came from horizontal shale wells, up from 30% last year. Sales of produced natural gas totaled 38.7 Bcfe in the fourth quarter 2010, 40.2% higher than the fourth quarter 2009, and 13.9% higher sequentially. Sales of produced natural gas in 2011 are projected to be 175 Bcfe, 30% higher than in 2010. Daily sales from Marcellus wells was 142 MMcfd at the end of the 2010 and is expected to exceed 250 MMcfd by year-end 2011.

Production operating income totaled $223.5 million in 2010; 20% higher than 2009. Operating revenue was $537.7 million; 28% higher than in 2009. Increased revenue and operating income resulted from produced natural gas sales growth and higher NGL prices, which were partially offset by decreased wellhead natural gas prices. The average wellhead sales price to EQT was $5.62 per Mcfe, with $3.93 per Mcfe allocated to EQT Production and $1.69 per Mcfe allocated to EQT Midstream. Realized natural gas prices for unhedged volumes were higher, while the hedged volumes and prices were lower in 2010.

EQT Production‘s sales of produced natural gas consisted of approximately 8% NGLs, excluding ethane. EQT Corporation realized an average premium over the NYMEX natural gas price of $1.02 per Mcfe as a result of its liquids rich production.

Consistent with EQT Production’s growth, operating expenses rose to $314.2 million, marking a $79.0 million increase over 2009. Depreciation, depletion and amortization (DD&A) expenses were $183.7 million in 2010, $66.3 million higher than in 2009, due to increases in produced volumes and depletion rates. Selling, general and administrative (SG&A) expense was $57.7 million, $20.9 million higher than 2009, primarily as a result of an $8.6 million reduction in litigation reserves recorded in 2009, higher incentive compensation expense and water processing contract termination charges in 2010. Exploration expense was $5.4 million in 2010; a $12.5 million decrease over 2009. Per unit LOE was 20% lower year-over-year at $0.24, resulting from sales volumes growing significantly faster than operating costs. LOE plus production taxes yielded a unit rate of $0.48 per Mcfe.

Operating income for the fourth quarter of 2010 was $53.7 million, compared to $58.7 million in the same period last year. Production operating revenues for the quarter were $142.5 million in the fourth quarter 2010, 16% higher, driven by a 40.2% volume increase in sales of produced natural gas, partially offset by lower realized wellhead natural gas prices.

Operating expenses for the quarter were $88.8 million, which was $24.5 million higher than reported for the fourth quarter of 2009. DD&A was $19.0 million higher, due to increases in the depletion rate and produced volumes. Exploration expense was $2.0 million in the quarter; $3.6 million lower than last year. SG&A expense was $15.9 million, $8.1 million higher than the fourth quarter 2009 as a result of the $8.6 million reduction in litigation reserves recorded in the fourth quarter 2009.

The company drilled 489 gross wells during 2010. Of these wells, 326 were horizontal wells, 236 targeting the Huron play with a typical length of pay of 3,850 feet; and 90 targeting the Marcellus play with a typical length of pay of 3,735 feet. The company also drilled 95 vertical wells in the coalbed methane play, mostly in the Nora Field. As detailed in a separate press release issued today, proved reserves increased by 28% to 5.2 Tcfe for 2010.

EQT Midstream

EQT Midstream’s operating income totaled $178.9 million for 2010, 16% higher than in 2009, primarily due to revenues generated by higher gathered volumes, which exceeded the increased costs required to operate new gathering and transmission infrastructure. Net operating revenues for 2010 totaled $396.5 million, representing a 13% increase over 2009. Net gathering revenues were $212.2 million in 2010, up 28% from 2009, as a result of a 21% increase in gathered volumes and higher gathering rates. Net transmission revenues increased by $7.4 million to $84.2 million in 2010. This increase was driven by greater firm transportation revenues due to increased capacity from an Equitrans Marcellus expansion project and increased Marcellus shale production. Net storage, marketing, and other net revenues totaled $100.1 million in 2010, down 7% from 2009. The lack of seasonal volatility and spreads were partially offset by higher third party processing margins.

Operating expenses for 2010 totaled $217.6 million, up $22.0 million from 2009. The increase was mainly attributable to a $12.4 million increase in operating and maintenance costs (O&M) and an $8.6 million increase in DD&A. The increases in O&M and DD&A were primarily due to the growth in the EQT Midstream business and included increased electric costs, property taxes and labor to operate the expanded gathering and transmission infrastructure. On a per unit basis, gathering and compression expenses were 12% lower than last year.

EQT Midstream had fourth quarter 2010 operating income of $48.6 million, a 7% decrease over the same period of 2009. Net gathering revenues increased 35% to $58.4 million in the fourth quarter 2010, primarily as a result of a 26% increase in gathered volumes. Net transmission revenues totaled $25.1 million, a 19% increase over the same quarter of 2009, mainly due to increased capacity from and volumes through an Equitrans Marcellus expansion project, which came on-line in the fourth quarter. Net marketing and other revenues totaled $25.7 million, a 39% decrease from the fourth quarter 2009, primarily due to the lack of seasonal volatility and spreads, which were partially offset by higher third party processing margins. Operating expenses for the quarter were $60.6 million, or 11% higher than in the fourth quarter of 2009, as a result of increases in growth-related operating expenses.

Distribution

Distribution’s operating income totaled $83.2 million in 2010, 5% higher than reported in 2009. Net operating revenues for the year were $187.4 million, a $7.4 million increase primarily attributable to higher base rates. Operating expenses for the year increased to $104.2 million in 2010, from $101.1 million in 2009, primarily from an increase in bad debt expense. The increase was the result of a favorable one-time adjustment in the allowance for uncollectible accounts in 2009 due to the recovery of customer assistance program costs associated with the approval of the Pennsylvania rate case settlement.

Distribution’s fourth quarter 2010 operating income totaled $30.8 million, compared to $22.5 million for the same period in 2009. Total net operating revenues for the fourth quarter 2010 were $57.1 million, 10% higher than last year, primarily as a result of colder weather year-over-year and increased commercial and industrial base rates.

Other Business

2010 Capital Expenditures

EQT invested $1,478 million in capital projects during 2010. This included $888 million for EQT Production, $358 million for acreage acquisitions, $193 million for EQT Midstream and $39 million for distribution infrastructure projects and other corporate items.

Hedging

The company’s sales of produced natural gas and oil are approximately 45% hedged for 2011. The company recently added to its production hedge position for 2011 and 2012. The company’s total hedge positions for 2011 through 2013 production are:

	2011	2012	2013
Swaps
Total Volume (Bcfe)	56	24	-
Average Price per Mcf (NYMEX)*	$4.86	$5.27	$-

Puts
Total Volume (Bcfe)	3	-	-
Average Floor Price per Mcf (NYMEX)*	$7.35	$-	$-

Collars
Total Volume (Bcfe)	21	21	15
Average Floor Price per Mcf (NYMEX)*	$6.53	$6.51	$6.12
Average Cap Price per Mcf (NYMEX)*	$11.91	$11.83	$11.80

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

Change in Segment Presentation

In anticipation of the pending sale of the Kentucky processing plant, the year-end and fourth quarter segment results are reported in a different format than previous reports for all periods presented. Specifically, the revenues from NGLs produced by EQT Production are recognized in the EQT Production segment. Historically, such NGL revenues were split between EQT Production and EQT Midstream. For comparability, the new segment revenue allocation methodology has been used with respect to the current reported results, as well as results from previous periods.

The change in the reporting structure only affects the manner in which segment results were previously reported. There is no impact on the company’s previously reported Statements of Consolidated Income, Statements of Consolidated Cash Flows, Consolidated Balance Sheets or Statements of Stockholders’ Equity.

Operating Income

The company reports operating income by segment in this press release. Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating income (thousands):
EQT Production	$53,690	$58,672	$223,487	$185,868
EQT Midstream	48,603	52,146	178,866	154,197
Distribution	30,829	22,483	83,182	78,918
Unallocated income/(expenses)	1,533	(20,092)	(15,056)	(62,192)
Operating income	$134,655	$113,209	$470,479	$356,791

Unallocated income/(expenses) are primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments. For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company's statements of consolidated income and on EQT Midstream's operational and financial report is the earnings from the company's ownership interest in Appalachian Natural Gas Trust. Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) on the attached operational and financial reports.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering, processing and transportation of the produced gas. EQT Production’s average wellhead sales price for the three and twelve months ended December 31, 2010 and 2009 were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Average NYMEX price ($ / Mcfe)	$3.80	$3.93	$4.39	$3.99
Average net liquids revenues	1.11	1.36	1.02	0.79
Average basis	0.12	0.05	0.13	0.06
Hedge impact	0.65	1.15	0.50	1.32
Average hedge adjusted price ($ / Mcfe)	$5.68	$6.49	$6.04	$6.16

Revenues to EQT Midstream ($ / Mcfe)	$(1.67)	$(1.69)	$(1.69)	$(1.69)
Third-party gathering, processing and transportation	(0.39)	(0.43)	(0.42)	(0.36)
Total revenue deductions	$(2.06)	$(2.12)	$(2.11)	$(2.05)
Average wellhead sales price to EQT Production ($ / Mcfe)	$3.62	$4.37	$3.93	$4.11

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$1.67	$1.69	$1.69	$1.69
Revenues to EQT Production	3.62	4.37	3.93	4.11
Average wellhead sales price to EQT Corporation	$5.29	$6.06	$5.62	$5.80

Unit Costs

EQT’s unit costs to produce, gather, process and transport EQT's produced natural gas were:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Production segment costs: ($ / Mcfe)
LOE	$0.25	$0.33	$0.24	$0.30
Production taxes	0.22	0.28	0.24	0.30
SG&A	0.40	0.27	0.41	0.35
	$0.87	$0.88	$0.89	$0.95
Midstream segment costs: ($ / Mcfe)
Gathering, processing and transmission	$0.54	$0.54	$0.53	$0.54
SG&A	0.22	0.22	0.19	0.19
	0.76	0.76	0.72	0.73
Total ($ / Mcfe)	$1.63	$1.64	$1.61	$1.68

Non-GAAP Disclosures

Operating Cash Flow

Operating cash flow is presented as an accepted indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Lastly, due to a change in tax law in the fourth quarter of 2009, the company qualified for an additional cash tax refund, which primarily resulted in a current tax benefit being recorded in 2009 and 2010. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statement of cash flows to be included in the company’s annual report on Form 10-K for the twelve months ended December 31, 2010 and 2009.

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2010	2009	2010	2009
Net Income:	$73,113	$55,382	$227,700	$156,929
Add back (deduct):
Deferred income taxes	54,707	139,977	153,912	234,776
Tax refund	(9,100)	(121,808)	(9,100)	(150,957)
Depreciation, depletion, and amortization	74,641	55,595	270,285	196,078
Other items, net	957	303	6,340	(3,080)
Operating cash flow:	$194,318	$129,449	$649,137	$433,746

Add back (deduct):
Tax refund	9,100	121,808	9,100	150,957
Reimbursements for tenant improvements	$4,053	12,212	$4,053	12,212
Changes in operating assets and liabilities	(38,778)	(90,313)	127,450	128,826
Net cash provided by operating activities	$168,693	$173,156	$789,740	$725,741

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost, which is subject to commodity price volatility and a significant portion of which is passed on to customers with no income impact, is typically excluded by management in such analyses.

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2010	2009	2010	2009
Net operating revenues	$308,790	$281,829	$1,121,511	$950,458
Plus: Purchased gas cost	62,428	62,198	201,197	319,369
Operating revenues	$371,218	$344,027	$1,322,708	$1,269,827

Net operating expenses	$174,135	$168,620	$651,032	$593,667
Plus: Purchased gas cost	62,428	62,198	201,197	319,369
Operating expenses	$236,563	$230,818	$852,229	$913,036

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today will cover 2010 year-end financials and operational and other matters and will be broadcast live via EQT's web site, http://www.eqt.com and on the Investor information page from the company’s web site available at http://ir.eqt.com, and will be available for seven days.

EQT management speaks to investors from time to time. Slides for these discussions will be available online via EQT's web site. The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms in this press release, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Total sales volumes per day (or daily production/sales) is an operational estimate of the daily sales volume on a typical day (excluding curtailments).

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs (including the Equitrans Marcellus expansion project) and technology, transactions, including asset sales and/or joint ventures involving the company’s assets, the timing of closing, of the sale of the company’s Kentucky hydrocarbon processing plant, production and sales volumes, revenue projections, reserves, EUR, internal rates of return (IRR), midstream costs, F&D costs, operating costs, well costs, the expected decline curve, the expected feet of pay, capital expenditures, financing requirements and availability, projected operating cash flows, hedging strategy, the effects of government regulation and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2009 and in the company’s Form 10-K for the year ended December 31, 2010 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution. Additional information about the company can be obtained through the company’s web site, http://www.eqt.com. Investor information is available on EQT’s web site at http://ir.eqt.com. EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating revenues	$371,218	$344,027	$1,322,708	$1,269,827

Operating expenses:
Purchased gas costs	62,428	62,198	201,197	319,369
Operation and maintenance	41,639	38,695	152,414	140,003
Production	18,251	17,211	67,414	62,978
Exploration	2,014	5,653	5,368	17,905
Selling, general and administrative	37,590	51,466	155,551	176,703
Depreciation, depletion and amortization	74,641	55,595	270,285	196,078
Total operating expenses	236,563	230,818	852,229	913,036

Operating income	134,655	113,209	470,479	356,791

Gain on sale of available for sale securities	2,079	-	2,079	-
Other income	189	277	1,147	2,076
Equity in earnings of nonconsolidated investments	2,079	1,827	9,672	6,509
Interest expense	26,082	33,683	128,157	111,779
Income before income taxes	112,920	81,630	355,220	253,597
Income taxes	39,807	26,248	127,520	96,668
Net income	$73,113	$55,382	$227,700	$156,929

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	149,152	130,864	144,458	130,820
Net income	$0.49	$0.42	$1.58	$1.20

Diluted:
Weighted average common shares outstanding	149,935	131,567	145,232	131,482
Net income	$0.49	$0.42	$1.57	$1.19

EQT PRODUCTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	39,501	28,223	139,021	104,928
Company usage, line loss (MMcfe)	(790)	(621)	(4,407)	(4,828)
Total sales volumes (MMcfe)	38,711	27,602	134,614	100,100

Natural gas sales volumes (MMcf)	35,695	24,864	123,440	90,951
NGL sales volumes (Mbbls)*	730	663	2,712	2,219
Crude oil sales volumes (Mbbls)	34	31	120	99
Total sales volumes (MMcfe)	38,711	27,602	134,614	100,100

Sales of Produced Natural Gas detail (MMcfe)
Horizontal Huron / Berea Play	10,741	8,069	38,816	26,779
Horizontal Marcellus Play	10,340	1,903	25,474	3,186
CBM Play	3,486	3,125	13,493	12,313
Other (vertical non-CBM)	14,144	14,505	56,831	57,822
Total sales of produced natural gas	38,711	27,602	134,614	100,100

Average (well-head) sales price ($/Mcfe)
Natural gas ($/Mcf)	$2.75	$3.53	$3.14	$3.61
NGLs ($/Bbl)	$54.39	$46.62	$48.76	$35.21
Crude oil ($/Bbl)	$69.91	$60.52	$70.23	$49.62
Total ($/Mcfe)	$3.62	$4.37	$3.93	$4.11

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.25	$0.33	$0.24	$0.30
Production taxes ($/Mcfe)	$0.22	$0.28	$0.24	$0.30
Production depletion ($/Mcfe)	$1.28	$1.14	$1.26	$1.06

Revenues
Natural gas	$98,214	$87,739	$388,151	$328,278
NGLs	39,703	30,906	132,244	78,120
Crude oil	2,377	1,876	8,428	4,912
Other	2,181	2,450	8,834	9,680
Total operating revenues	$142,475	$122,971	$537,657	$420,990

Production depletion	$50,516	$32,206	$175,629	$111,371
Other depreciation, depletion and amortization	2,147	1,494	8,070	6,053
Total depreciation, depletion and amortization	$52,663	$33,700	$183,699	$117,424

Capital expenditures (thousands)	$316,689	$270,543	$1,245,914	$717,356

FINANCIAL DATA (Thousands)

Total operating revenues	$142,475	$122,971	$537,657	$420,990

Operating expenses:
Lease operating expense excluding production taxes	9,728	9,383	33,784	31,228
Production taxes	8,523	7,828	33,630	31,750
Exploration expense	2,014	5,653	5,368	17,905
Selling, general and administrative	15,857	7,735	57,689	36,815
Depreciation, depletion and amortization	52,663	33,700	183,699	117,424
Total operating expenses	88,785	64,299	314,170	235,122

Operating income	$53,690	$58,672	$223,487	$185,868

* NGLs are converted to Mcf at the rate of one barrel equals 3.86 Mcf and crude oil is converted to Mcf at the rate of one barrel equals six Mcf.

EQT MIDSTREAM
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

OPERATIONAL DATA

Gathered volumes (BBtu)	53,568	42,562	195,642	161,480
Average gathering fee ($/MMBtu)	$1.14	$1.04	$1.11	$1.04
Gathering and compression expense ($/MMBtu)	$0.34	$0.42	$0.37	$0.42

Transmission and storage:
Transmission pipeline throughput (BBtu)	32,969	23,129	109,165	84,132

Net operating revenues (thousands):
Gathering	$58,393	$43,341	$212,170	$165,519
Transmission	25,133	21,198	84,190	76,749
Storage, marketing and other	25,674	42,398	100,097	107,530
Total net operating revenues	$109,200	$106,937	$396,457	$349,798

Capital expenditures (thousands)	$54,649	$45,748	$193,128	$201,082

FINANCIAL DATA (Thousands)

Total operating revenues	$144,473	$145,719	$580,698	$465,444
Purchased gas costs	35,273	38,782	184,241	115,646
Total net operating revenues	109,200	106,937	396,457	349,798

Operating expenses:
Operating and maintenance	30,226	25,407	107,601	95,164
Selling, general and administrative	14,748	14,595	48,127	47,146
Depreciation and amortization	15,623	14,789	61,863	53,291
Total operating expenses	60,597	54,791	217,591	195,601

Operating income	$48,603	$52,146	$178,866	$154,197

Other income	$57	$110	$509	$1,357
Equity in earnings of nonconsolidated investments	$2,060	$1,768	$9,532	$6,376

DISTRIBUTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

OPERATIONAL DATA

Heating degree days (30-yr avg: Quarter - 2,070; YTD - 5,829)	2,166	1,953	5,516	5,474

Residential sales and transportation volume (MMcf)	7,898	7,183	23,132	23,098
Commercial and industrial volume (MMcf)	6,304	8,708	27,124	30,521
Total throughput (MMcf) - Distribution	14,202	15,891	50,256	53,619

Net operating revenues (thousands):
Residential	$36,813	$33,968	$117,418	$111,007
Commercial & industrial	14,752	13,262	48,614	47,432
Off-system and energy services	5,549	4,691	21,365	21,545
Total net operating revenues	$57,114	$51,921	$187,397	$179,984

Capital expenditures (thousands)	$15,512	$8,370	$36,619	$33,707

FINANCIAL DATA (Thousands)

Total operating revenues	$135,331	$134,418	$474,143	$560,283
Purchased gas costs	78,217	82,497	286,746	380,299
Net operating revenues	57,114	51,921	187,397	179,984

Operating expenses:
Operating and maintenance	11,440	13,075	44,047	43,663
Selling, general and administrative	8,738	10,437	35,994	35,028
Depreciation and amortization	6,107	5,926	24,174	22,375
Total operating expenses	26,285	29,438	104,215	101,066

Operating income	$30,829	$22,483	$83,182	$78,918

CONTACT:
EQT Corporation
Analysts:
Patrick Kane, Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Media:
Karla Olsen, Public Relations Manager, 412-553-5726
kolsen@eqt.com